Exhibit 10.1
January 13, 2022

Mr. Ronald Basso
[Redacted]

Dear Ron,

On behalf of II-VI Incorporated, effective the earlier of the successful acquisition of Coherent, Incorporated or March 7, 2022, I am pleased to confirm your promotion to Chief Legal and Compliance Officer and Secretary reporting to Mr. Walter (Bob) Bashaw, President. At the foundation of II-VI, you will find a culture built on:

•I CARE Values: Integrity, Collaboration, Accountability, Respect, and Enthusiasm
•Quality: Fully satisfying customers and continually improving
•Mission: Enabling the world to be safer, healthier, closer, and more efficient
•Vision: A world transformed through innovative materials vital to a better life today and the sustainability of future generations

The compensation programs that accompany this promotion are outlined as follows.

Base Salary
Effective January 10, 2022 you will receive a base salary of $17,307.69 bi-weekly, $450,000 annualized.

Variable Compensation Plan (VCP)
You will be eligible to participate in II-VI’s VCP at a level of 75% percent of your base salary beginning Q3FY22.

Long Term Incentive Award
You will be eligible to participate in the Company’s long-term incentive (“LTI”) plan or any successor plan, to be granted on August 28, 2022, and annually thereafter while employed as a full-time employee on a basis commensurate with your position and subject to the performance terms and vesting schedule established by the Compensation Committee in its sole discretion. For FY23, the value of the LTI award shall be at least $1,200,000.

Severance Plan
We will recommend to the Compensation Committee and the Board of Directors that you participate in the II-VI Incorporated Executive Severance Plan.

At-Will Employment
This offer of employment is not for any specific period of time; instead, your employment is at all times “at will.” This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless it is written and signed by both you and the Chief Executive Officer of the Company.

II-VI offers growth potential in an exciting technology as well as the stability and strength of a well-established firm. We thank you for your exceptional contributions and believe you will be a valuable leader to the legal team.

Best Regards,

Shirley Reha

Shirley Reha
Chief Human Resources Officer

/s/ Ronald Basso .
Mr. Ronald Basso

January 27, 2022 .
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